Exhibit 99.1

Zonagen Announces Positive Top-Line Results of Androxal(TM) Study; Androxal(TM) Did Not Produce Supra-Normal Levels of Testosterone in Study Patients

THE WOODLANDS, Texas--(BUSINESS WIRE)--Feb. 3, 2006--Zonagen, Inc. (Nasdaq:ZONA) and (PCX:ZONA), a biopharmaceutical company focused on the development of new drugs to treat hormonal and reproductive system disorders, today announced positive top-line results of an open-label study of Androxal(TM), the company's candidate for the treatment of testosterone deficiency. This study was designed to evaluate the effect of Androxal(TM) on the testosterone levels of 13 men with normal, borderline or low testosterone.

The open-label study enrolled eight patients with normal testosterone levels (greater than 350 and less than 1,100 ng/dL), four with borderline testosterone levels (250-350 ng/dL) and one with low testosterone (less than 250 ng/dL). Study subjects received 25 mg of Androxal(TM) orally for two weeks and were monitored at the end of the dosing period and four weeks after dosing had stopped. After two weeks on Androxal(TM), all study subjects, including those that had normal testosterone levels at the start of the study, exhibited average testosterone levels within the normal range. The average change from baseline was 297.5 ng/dL of testosterone. Four weeks after the dosing period had concluded, all of the study subjects had returned to their baseline testosterone levels.

Jean Fourcroy, MD, Ph.D., M.P.H., member of the Boards of Zonagen and the U.S. Anti-Doping Agency and a former FDA medical officer noted, "These results are particularly interesting in light of the potential that exists to achieve supra-normal levels of testosterone with currently available exogenous preparations." Dr. Fourcroy further stated, "Not only does Androxal(TM) exhibit the potential to restore normal testosterone levels in men experiencing secondary hypogonadism and consequently all the benefits that normalized male hormones afford, it appears that it does not offer the potential for abuse, although further studies need to substantiate this finding."

Zonagen previously announced the results of a U.S. Phase I/II study comparing Androxal(TM) to Androgel(R), the leading marketed testosterone replacement therapy, in 52 patients with low testosterone. As reported, Androxal(TM) and Androgel(R) were each successful in restoring normal testosterone levels within 2 weeks of treatment. Importantly, the study also showed that Androgel(R), while restoring normal testosterone levels, suppressed normal pituitary secretions; whereas Androxal(TM) was shown to restore normal pituitary signaling to the testes, thereby eliminating the need for testosterone supplementation. Androxal(TM) was well tolerated over the course of the study.

Based on these Phase I/II data, Zonagen is conducting a 200 patient Phase III double-blind trial of Androxal(TM). The study will test two doses of Androxal(TM) versus placebo and will include an open-label arm of the commercially available drug Androgel(R). The dosing is of 24-week duration with an efficacy assessment made at 12 weeks. Initial data after 12 weeks of dosing is anticipated in the third quarter of 2006.

ABOUT ANDROXAL(TM)

Androxal is a proprietary, small molecule, orally active product candidate, being developed for the treatment of testosterone deficiency in men. Androxal is designed to restore normal testosterone production in males versus competitive solutions that externally replace testosterone.

ABOUT ZONAGEN

Zonagen is a clinical stage biopharmaceutical company engaged in the development of new drugs to treat hormonal and reproductive system disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen's ability to have success in the clinical development of its technologies, Zonagen's ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties, the need for additional funding in order to complete clinical trials for Zonagen's product candidates, reliance on independent contractors, uncertainty relating to Zonagen's patent portfolio and such other risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission (SEC) and other SEC filings. These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447
or
Porter Novelli Life Sciences
Aline Schimmel, 212-601-8278